UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 3, 2010

ONCOVISTA INNOVATIVE THERAPIES, INC. (Exact name of registrant as specified in its chapter)

Nevada (State or other jurisdiction of incorporation	000-28347 (Commission File Number)	33-0881303 (IRS Employer Identification No.)

14785 Omicron Drive, Suite 104 San Antonio, Texas (Address of principal executive offices)	78245 (Zip Code)

(210) 677-6000 Registrant's telephone number, including area code

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01  Entry into a Material Definitive Agreement.

Sale of Majority-Owned Subsidiary

On November 2, 2010, OncoVista Innovative Therapies, Inc. (the “Company”) entered into a Stock Purchase Agreement with Alere Holdings Bermuda Limited Canon’s Court (“Alere Holdings”), whereby the Company sold all of its shares, representing approximately 78.01% of the total issued and outstanding shares, of its majority-owned German operating subsidiary AdnaGen AG (“AdnaGen”).  Under the terms of the Stock Purchase Agreement, the Company and the other AdnaGen shareholders agreed to sell their respective shares of AdnaGen, and all AdnaGen related business assets, to Alere Holdings in consideration of: (i) a $10,000,000 up-front;  (ii) $10,000,000 in potential milestone payments contingent upon the achievement of various balance sheet objectives within 24 months; and (iii) up to $63,000,000 in potential milestone payments contingent upon the achievement of various clinical, regulatory and sales objectives within 36 months (collectively, the “Consideration”).  The Company is entitled to receive its pro rata portion of approximately 78.01% of all Consideration.

The disclosure under Item 2.01 of this Report is also responsive to Item 1.01 and is incorporated herein by this reference.  There is no material relationship between the Company or its affiliates and any of the parties, other than with respect to the Stock Purchase Agreement.

Section 2 - Financial Information
Item 2.01 Completion of Acquisition or Disposition of Assets.

In conjunction with the completion of the sale of AdnaGen described in Item 1.01 above, the Company disposed of all of the outstanding assets and liabilities of AdnaGen, a company specializing in the manufacture of cancer diagnostic kits, in exchange for the Consideration.  The disclosure under Item 1.01 of this Report is also responsive to Item 2.01 and is incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 3, 2010	ONCOVISTA INNOVATIVE THERAPIES, INC.,
a Nevada corporation

By: Alexander L. Weis, Ph.D.
Its: Chief Executive Officer